Exhibit 2.1

Description of Securities Registered under Section 12(b) of the Exchange Act

As of February 8, 2024, BBB Foods Inc. (the “Company,” “we,” “us” or “our”) had one class of securities registered under Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), – Class A common shares with no par value.

The following is a summary of the terms of our shares, certain provisions of the BVI Business Companies Act, 2004 (as amended from time to time, the “BVI Act”) and certain provisions of our memorandum and articles of association, which are qualified in their entirety by reference to the BVI Act and our memorandum and articles of association, and they are available upon request. We have filed our memorandum and articles of association as Exhibit 1.1 to our annual report on Form 20-F filed on April 30, 2024.

General

We are a British Virgin Islands (“BVI”) business company incorporated with limited liability and our affairs are governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, and by the provisions of applicable BVI law, including the BVI Act.

We have three classes of common shares: Class A common shares with no par value, Class B common shares with no par value and Class C common shares with no par value. Our Class A common shares are registered under Section 12(b) of the Exchange Act and are listed on the New York Stock Exchange under the symbol “TBBB.”

The Company is authorized to issue an unlimited number of Class A common shares, Class B common shares and Class C common shares and shares may be issued in one or more series of shares as the board of directors may determine from time to time.

Our company number in the BVI is 605635. As provided in paragraph 4 of our memorandum of association, subject to BVI law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction and, for such purposes, full rights, powers and privileges. Our registered office is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, VG1110 and our registered agent is Conyers Trust Company (BVI) Limited of Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, VG1110.

The transfer agent and registrar for our common shares is Computershare Trust Company, N.A., which maintains the register of members of the Company in New York, New York. The shares of the Company are held in uncertificated (book-entry) form and no shareholder has the right to require issuance or provision to it at any time of any share certificate.

The following is a summary of the material provisions of our share capital and our memorandum and articles of association. This discussion does not purport to be complete and is qualified in its entirety by reference to our memorandum and articles of association.

Class A Common Shares

The following summarizes the rights of holders of our Class A common shares. Each Class A common share confers on the holder:

(a)
the right to one vote at a meeting per share on all matters to be voted on by shareholders generally, including the election of directors;
(b)
the right to vote together with holders of Class B common shares and Class C common shares as a single class, subject to certain exceptions;
(c)
no cumulative voting rights;
(d)
the right to an equal share in any dividend paid by the Company and payable in respect of our common shares and as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any, and pursuant to our memorandum and articles of association, all dividends unclaimed for three years after having been declared may be forfeited by a resolution of directors for the benefit of the Company; and
(e)
upon our liquidation, dissolution or winding up, the right to an equal share in the distribution of all our assets remaining available for distribution after satisfaction of all our liabilities.

Preferred Shares

Our board of directors may resolve to amend our memorandum and articles of association to authorize the issuance by the Company of one or more classes of preferred shares and may determine the rights, privileges, restrictions and conditions attaching to each such class of preferred shares (which may be more favourable than those attaching to the common shares), as the board of directors may determine in its sole and absolute discretion, including without limitation:

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the number of shares constituting the additional class of preferred shares;
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the dividend and other distribution rights of the class of preferred shares (which may be payable in preference to, or in relation to, the dividends payable on our common shares or any other class or classes of shares);

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whether the class of preferred shares shall have voting rights and, if so, whether they shall vote separately or together as a single class with the common shares and/or any other class of shares;

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whether the class of preferred shares shall have conversion and/or exchange rights and privileges and, if so, the terms and conditions of such conversion and/or exchange;

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whether the class of preferred shares shall impose conditions and restrictions upon the business and affairs of the Company and/or any of its subsidiaries or the right to approve and/or veto certain matters and/or to appoint and/or remove one or more directors of the Company; and

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the rights of the preferred shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, including, without limitation, any liquidation preference and whether such rights shall be in preference to, or in relation to, the comparable rights of the common shares or any other class or classes of shares.

Limitation on Liability and Indemnification Matters

Under BVI law, each of our directors, in exercising their powers or performing his or her duties, is required to act honestly and in good faith and in what the director believes to be in our best interests, is required to exercise his or her powers as a director for a proper purpose, may not act, or agree to act, in a manner that contravenes the BVI Act or our memorandum or articles of association, and is required to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances (taking into account, but without limitation, the nature of the Company; the nature of the decision; and the position of the director and the nature of the responsibilities undertaken by him or her).

The Company’s memorandum and articles of association provide that the Company shall indemnify any of the Company’s directors, officers or anyone serving at the Company’s request as a director or officer of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceeding or suits; provided that such indemnification shall not apply unless the person claiming such indemnification acted honestly and in good faith and in what he or she believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. The Company may pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, the director or officer is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

The Company may purchase and maintain insurance in relation to any of the Company’s directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not the Company has or would have had the power to indemnify the directors or officers against the liability as provided in the Company’s memorandum and articles of association.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Shareholders’ Meetings and Consents

The following summarizes certain relevant provisions of the BVI laws and our memorandum and articles of association in relation to our shareholders’ meetings:

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our memorandum and articles of association contemplate two types of shareholders’ meetings, namely: (i) an annual meeting of shareholders (each an “annual meeting”); and (ii) any meeting of shareholders which is not an annual meeting (each a “special meeting”);

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only the board of directors may convene an annual meeting. The first annual meeting following the effectiveness of our Registration Statement on Form F-1 (File No. 333-276589) shall take place on a date to be determined by the board of directors which shall not be later than April 2025 (or such other date determined by resolution of directors and notified to the shareholders), and thereafter an annual meeting shall be held in each calendar year. All annual meetings shall be held at such date, time and place, either within or outside the BVI, and may be held virtually, as shall be determined from time to time by the board of directors. The business of an annual meeting shall be the election and re-election of directors for those board seats whose terms expire at such meeting and any other items of business proposed by the board of directors and/or otherwise duly proposed by eligible shareholders in accordance with our memorandum and articles of association;

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special meetings may be called: (i) by the Chief Executive Officer; (ii) the Chairman of the board of directors; (iii) any three directors upon notice to each director; or (iv) the shareholders entitled to exercise at least 30% of the outstanding voting rights in respect of the matter for which the meeting is requested. Upon receipt of a requisition notice, the board of directors shall convene the requested special meeting for a date not later than 90 days after the date of receipt of the requisition notice, provided such notice is compliant with the various restrictions, conditions and provision of information and other procedural requirements set out in our memorandum and articles of association. A special meeting may be held at such date, time and place, within or outside the BVI, as shall be stated in the notice of the meeting;

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director elections and re-elections by shareholders may occur only at annual meetings (not special meetings) and then only in respect of those board seats whose terms expire at such meeting. Nominations of persons for election or re-election as directors of the Company at an annual meeting may only be made by (i) the board of directors; or (ii) any shareholder (or shareholders collectively) holding not less than 5% of the voting rights that may be exercised at the annual meeting entitled to attend and vote at such meeting, provided the various restrictions, conditions and provision of information and other procedural requirements set out in our memorandum and articles of association have been met by the nominating shareholders. The board of directors will also retain discretion to veto inappropriate candidates nominated by shareholders for election as a director in certain enumerated circumstances, including (a) where the candidate is not qualified, does not have the necessary experience, has a conflict of interest or is otherwise unsuitable or unfit for office; and (b) where an appointment may give rise to a material risk that the Company’s (and/or its subsidiaries’ respective) brands, businesses, reputation and/or commercial relationships would be adversely affected; or would result in the Company not having the required number of independent directors for its audit committee; or would result in the Company losing its “foreign private issuer” status;

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written notice of any shareholder meeting shall be given to each shareholder entitled to vote at such meeting and each director not fewer than 10 nor more than 120 days before the date of the meeting. The inadvertent failure or accidental omission to give notice of a meeting to, or the non- receipt of a notice of a meeting by, any person entitled to receive notice shall not invalidate the shareholder meeting or the proceedings at that meeting. A meeting of shareholders held in contravention of such notice requirements is valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall be deemed to constitute waiver on his or her part;

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a shareholder may be represented at a meeting of shareholders by a proxy (who does not need to be a shareholder) who may speak and vote on behalf of the shareholder;

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a meeting of shareholders is duly constituted and quorate if, at the commencement of the meeting, there are present in person or by proxy holders of not less than 30% of the votes of the shares entitled to vote on the resolutions to be considered at the meeting;

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if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other date, time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than 30% of the votes of the shares or each class or series of shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved. Notice of the adjourned meeting need not be given if the date, time and place of such meeting are announced at the meeting at which the adjournment is taken;

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a resolution of shareholders is valid if approved at a duly convened and constituted meeting of shareholders by the affirmative vote of not less than a simple a majority of the votes of those shares entitled to vote thereon which were present at the meeting and were voted (although approval of certain matters, including removal of directors without cause, certain amendments to our memorandum and articles of association without the consent of our board of directors and a voluntary liquidation require a special resolution of shareholders approved by not less than two-thirds of the votes of the shares entitled to vote thereon); and

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in addition, in order to nominate candidates for election as a director at an annual meeting or propose topics for consideration at an annual meeting or special meeting of shareholders, shareholders must notify the Company in writing prior to the meeting at which directors are to be elected or the proposals are to be acted upon, and such notice must contain the documentation and information specified in our memorandum and articles of association. To be timely, notice with respect to an annual meeting of shareholders must be received by not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided that if the Company did not have an annual meeting the preceding year not later than the close of business on February 1 of the calendar year in which the annual meeting is to be held or such other date notified to shareholders by the board of directors). In the case of any business or other matter to be considered at a special meeting of shareholders, notice of such business or other matter must be included with the original requisition notice. Various other restrictions, conditions and provision of information and other procedural requirements set out in our memorandum and articles of association shall also apply. Such advance notice requirements and other provisions may preclude or limit the ability of shareholders to nominate candidates for election as a director or propose topics for consideration at a meeting of shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the BVI Act or our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise the voting rights of our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Differences in Corporate Law

We were incorporated under, and are governed by, the laws of the BVI. Set forth below is a summary of some of the key differences between provisions of the BVI Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders, which should not be taken as exhaustive.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

BVI law provides that every director of a BVI company in exercising his or her powers or performing his or her duties shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances (taking into account but without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him or her). In addition, BVI law provides that a director shall exercise his or her powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes the BVI Act or the memorandum association or articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the shareholders is required to amend the certificate of incorporation. In addition, Delaware corporate law provides that shareholders have the right to amend the bylaws, and the certificate of incorporation also may confer on the directors the right to amend the bylaws.

The laws of the BVI provide more flexibility as to the approvals required for amending the governing documents of the company. Our memorandum and articles of association provide they may only be amended by way of:

(a) both an ordinary resolution of shareholders (passed by a simple majority vote) and a resolution of directors (passed by a simple majority vote at a meeting of directors or by a resolution consented to in writing by a majority of the directors), but subject to the condition that the resolution of directors is adopted not later than the seventh day following the adoption of the resolution of shareholders;

(b) a special resolution of members (passed by a two-thirds (66 2/3%) super majority vote), save that certain provisions may not be amended in this manner, as further described below; or

(c) a resolution of directors (passed by a simple majority vote at a meeting of directors or by a resolution consented to in writing by a majority of the directors), save that certain provisions may not be amended in this manner, as further described below.

The provisions of our memorandum and articles of association that may not be amended pursuant to (b) and (c) above include provisions (and related definitions) relating to the capacity and powers of the Company; the powers of our board to issue shares and authorize and issue additional classes of shares and the repurchase of the company’s own shares, and to fix a record date for shareholder meetings; the powers of our board or shareholders to amend our memorandum and articles; most provisions regarding shareholder meetings and the ability of shareholders to requisition meetings and make proposals; the powers of the board of directors and the officers of the Company and their proceedings; dividends and other distributions; director conflicts and indemnification; appointment of auditors and the audit process; the voluntary liquidation of the Company; the redomiciliation of the Company to a foreign jurisdiction; the exclusive jurisdiction clause; the number of shares or classes of shares that may be authorized and issued pursuant to division and combination of shares provisions; and the percentage of shareholders required to pass a resolution to amend the memorandum and articles of association (if proposed by the board). Our memorandum and articles of association also forbids any other amendments that are inconsistent with or that conflicts with, or which circumvents, overrides, fetters or limits any of the above.

Written Consent of Directors

Under Delaware corporate law, directors may act by written consent only on the basis of a unanimous vote.

Similarly, under our memorandum and articles of association, a resolution of our directors in writing shall be valid only if consented to by a majority of the directors (or a majority of the members of a committee of directors, as the case may be) entitled to vote on the resolution.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted.

Our memorandum and articles of association provide that a resolution of shareholders is valid only if approved at a duly constituted and quorate meeting of shareholders by the affirmative vote of not less than a simple majority (or such greater majority as may be specified in respect of a particular matter in our memorandum and articles of association) of the votes of those shareholders present at the meeting and entitled to vote and voting on the resolution.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

BVI law and our memorandum and articles of association provide that (i) our directors shall call a special meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested; and (ii) shareholders may put forward proposals at an annual meeting or, with the prior consent of our board of directors, at any special meeting convened by our board of directors, in each case subject to the various restrictions, conditions, and provision of information and other procedural requirements (including lengthy advance notice periods) described under “—Shareholders’ Meetings and Consents” above.

Sale of Assets

Under Delaware corporate law, a vote of the shareholders is required to approve the sale of assets only when all or substantially all assets are being sold.

Under the BVI Act, unless otherwise provided in our memorandum and articles of association, shareholder approval is required when more than 50% of the company’s total assets by value are being disposed of or sold if not made in the usual or regular course of the business carried out by the company. However, this provision is without effect under our memorandum and articles of association, and the directors may by resolution of directors sell, transfer, lease, exchange or otherwise dispose of the assets of the Company without the sale, transfer, lease, exchange or other disposition being authorized by a resolution of the shareholders.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved in writing by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

As permitted by BVI law and our memorandum and articles of association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of shareholders with the prior approval of a resolution of directors if we have no liabilities or we are able to pay our debts as they fall due and the value of the Company’s assets equals or exceeds its liabilities.

Continuation under Foreign Law

As permitted by BVI law and our memorandum and articles of association, we may with the approval of both a resolution of directors and resolution of shareholders continue as a company incorporated under the laws of a jurisdiction outside the BVI in the manner provided under those laws.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option, at the option of the holders of that stock or upon the happening of a specified event, provided shares with full voting power remain outstanding. The stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of the stock.

As permitted by BVI law and our memorandum and articles of association, shares may be repurchased, redeemed or otherwise acquired and held by us (a) with the prior written consent of the holder of such shares (which consent may be given by agreement in advance and may be either unconditional or conditional); (b) in accordance with the terms and conditions of such class of shares or the terms and conditions upon which such shares are issued, including, if permitted by the terms and conditions of such class, without the consent of the holder of such shares; or (c) as described under “—Compulsory Acquisition” below, without the consent of the holder of such shares, subject in cases (a) and (b) to compliance with applicable BVI laws regarding solvency unless the redemption is made pursuant to a right of the shareholder to have his shares redeemed or to have his or her shares exchanged for money or other property of the company.

Compulsory Acquisition

Under Delaware General Corporation Law §253, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of stock of another corporation may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Delaware Secretary of State a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority shareholders of the subsidiary corporation party to the merger may have appraisal rights as set forth in §262 of the Delaware General Corporation Law.

Under the BVI Act, subject to any limitations in a company’s memorandum or articles, members holding 90% of the votes of the outstanding shares entitled to vote, and members holding 90% of the votes of the outstanding shares of each class of shares entitled to vote as a class, may give a written instruction to the company directing the company to redeem the shares held by the remaining members. Upon receipt of such written instruction, the company shall redeem the shares specified in the written instruction, irrespective of whether or not the shares are by their terms redeemable. The company shall give written notice to each member whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected. A member whose shares are to be so compulsorily redeemed is entitled to dissent from such redemption, and to be paid the fair value of his or her shares, as described under “—Appraisal Rights” below.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, the rights attached to any class of shares may be varied pursuant to any permitted means of amendment to our memorandum and articles of association (in this regard, see “—Amendment of Governing Documents” above); provided that (a) the approval of the holders of a simple majority of the shares of that particular class present and voting at a duly convened class meeting is received or (b) a resolution in writing consented to by the holders of a simple majority of that particular class of shares has been passed.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Our memorandum and articles of association provide that a director of the Company may only be removed: (i) with cause, by a resolution approved by shareholders holding not less than a simple majority of the voting rights at a meeting of shareholders called for the stated purpose of removing the director or for stated purposes including the removal of the director, (ii) without cause, by a resolution approved by shareholders holding not less than two-thirds of the voting rights at a meeting of shareholders called for the stated purpose of removing the director or for stated purposes including the removal of the director, (iii) with cause, by a resolution approved by directors holding not less than a simple majority of the voting rights of all of those directors entitled to vote on the resolution at a meeting of directors or by way of a resolution consented to in writing by a simple majority of those directors entitled to vote on the removal or (iv) without cause, by a resolution approved by directors holding not less than two-thirds of the voting rights of all of those directors entitled to vote on the resolution at a meeting of directors or by way of a resolution consented to in writing by two-thirds of those directors entitled to vote on the removal, in the case of each of clauses (iii) and (iv) excluding the votes by the director proposed to be removed from office both from the numerator and the denominator in calculating whether the requisite proportion of votes has been obtained. For these purposes, “cause” is to be given the same meaning it has under Delaware corporate law.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law §251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of stockholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the BVI Act, two or more BVI companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent BVI company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders. One or more BVI companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the BVI, if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the BVI are incorporated. In respect of such a merger or consolidation a BVI company is required to comply with the provisions of the BVI Act and a company incorporated outside the BVI is required to comply with the laws of its jurisdiction of incorporation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Under BVI law, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the BVI Registrar of Corporate Affairs which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A shareholder of a BVI company is entitled, on giving written notice to the company, to inspect:

(1) the memorandum and articles;

(2) the register of members;

(3) the register of directors; and

(4) the minutes of meetings and resolutions of shareholders and of those classes of members of which he or she is a shareholder; and to make copies of or take extracts from the documents and records referred to in (1) to (4) above.

However, subject to our memorandum and articles, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a shareholder to inspect any document, or part of a document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the BVI courts for an order that he should be permitted to inspect the document or to inspect the document without limitation.

A BVI company is required to keep at the office of its registered agent the memorandum and articles of the Company; the register of shareholders maintained or a copy of the register of shareholders; the register of directors or a copy of the register of directors; and copies of all notices and other documents filed by the company in the previous ten years.

Where a company keeps a copy of the register of shareholders or the register of directors at the office of its registered agent, it is required to notify any changes to the originals of such registers to the registered agent, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of shareholders or the original register of directors is kept.

Where the place at which the original register of shareholders or the original register of directors is changed, the company is required to provide the registered agent with the physical address of the new location of the records within fourteen days of the change of location.

A BVI company is also required to keep at the office of its registered agent or at such other place or places, within or outside the BVI, as the directors determine the minutes of meetings and resolutions of shareholders and of classes of shareholders; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the company’s registered agent, the company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

A BVI company is also required keep at the office of its registered agent or at such other place or places, within or outside the BVI, as the directors may determine, the records and underlying documentation of the company which shall be in such form as are sufficient to show and explain the company’s transactions and will, at any time, enable the financial position of the company to be determined with reasonable accuracy. If such records and underlying documentation are kept at a place other than at the office of the company’s registered agent, the company is required to provide the registered agent with a written record of the physical address of the place or places at which the records and underlying documentation are kept and of the name of the person who maintains and controls the company’s records and underlying documentation and to notify the registered agent, within 14 days, of any change to such details.

Conflict of Interest

Under Delaware corporate law, a contract between a corporation and a director or officer, or between a corporation and any other organization in which a director or officer has a financial interest, is not void as long as the material facts as to the director’s or officer’s relationship or interest are disclosed or known and either a majority of the disinterested directors authorizes the contract in good faith or the shareholders vote in good faith to approve the contract. Nor will any such contract be void if it is fair to the corporation when it is authorized, approved or ratified by the board of directors, a committee or the shareholders.

The BVI Act provides that a director shall, forthwith after becoming aware that he is interested in a transaction entered into or to be entered into by the company, disclose that interest to the board of directors of the company. The failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the director’s interest was disclosed to the board prior to the company’s entry into the transaction or was not required to be disclosed because the transaction is between the company and the director himself or herself and is otherwise in the ordinary course of business and on usual terms and conditions.

As permitted by BVI law and our memorandum and articles of association, a director interested in a particular transaction may generally vote on it, attend meetings at which it is considered and sign documents on our behalf which relate to the transaction, or do any other thing in his or her capacity as director that relates to the transaction.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by that statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an

“interested shareholder” for three years following the date that the person becomes an interested shareholder. An interested shareholder generally is a person or group who or that owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

BVI law has no comparable provision. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although BVI law does not expressly regulate transactions between a company and its significant shareholders, it does provide that transactions by the Company must be entered into bona fide in the best interests of the company and not with the effect of oppressing or constituting a fraud on the minority shareholders.

Independent Directors

There are no provisions under Delaware corporate law or under the BVI Act that require a majority of our directors to be independent.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions to cumulative voting under the laws of the BVI, but our memorandum of association and articles of association do not provide for cumulative voting.

Shareholders’ Suits

The enforcement of the Company’s rights will ordinarily be a matter for our directors. However, in certain limited circumstances, a shareholder may have the right to seek certain remedies against us in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the company, a BVI court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes, the BVI Act or the memorandum or articles.

Furthermore, pursuant to Section 184I of the BVI Act a shareholder of a company who considers that the affairs of the company have been, are being or are likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be, oppressive, unfairly discriminatory or unfairly prejudicial to him or her in that capacity, may apply to the BVI court for an order which can, if the court considers that it is just and equitable to do so, require the company or any other person to pay compensation to the shareholders

(among various other potential orders and remedies). Under Section 184G of the BVI Act, a shareholder of a company may bring an action against the company for breach of a duty owed by the company to him or her as a shareholder.

Under Section 184C of the BVI Act, a shareholder also may, with the permission of the BVI court, bring an action or intervene in a matter in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant permission to bring a derivative action where the following circumstances apply: (i) the company does not intend to bring, diligently continue or defend or discontinue proceedings; or (ii) it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI court is also required to have regard to the following matters: whether the shareholder is acting in good faith; whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters; whether the proceedings are likely to succeed; the costs of the proceedings in relation to the relief likely to be obtained; and whether an alternative remedy is available.

Any shareholder of a company may apply to BVI court under the Insolvency Act, 2003 of the BVI for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

Generally any other claims against a BVI company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the BVI Act or the company’s memorandum and articles of association. There are also common law rights for the protection of shareholders that may be invoked, largely derived from English common law. Under general English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts may intervene are the following: a company is acting or proposing to act illegally or beyond the scope of its authority; the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or those who control the company are perpetrating a “fraud on the minority.”

Appraisal Rights

The BVI Act provides that any shareholder of a BVI company is entitled to payment of the fair value of his or her shares upon dissenting from any of the following: (a) a merger if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (b) a consolidation if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company (unless, as in our case, such appraisal right is excluded in the memorandum and articles of association) but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (e) an arrangement, if permitted by the BVI court.